Exhibit 10.3

ENSERVCO CORPORATION

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), effective on the date that this is mutually executed, is by and between the following parties and amends and replaces in its entirety that certain employment agreement dated July 27, 2010, by and between the Employee and Dillco Fluid Service, Inc., which agreement is of no further force or effect:

Company:

Enservco Corporation, a Delaware corporation, and

Employee:

Austin Peitz, an individual resident of the state of Colorado.

Background

A.	In order to induce Employee to serve as the Director of Operations and to oversee the operations of the Company’s subsidiaries, the Company desires to provide Employee with compensation and other benefits on the terms and conditions contained in this Agreement.
B.	Employee is willing to accept such employment and perform services for the Company on the terms and conditions contained in this Agreement.

Agreement

In consideration of the mutual promises and consideration described below, the parties agree as follows:

1.	Employment. Subject to the terms and conditions of this Agreement, the Company and Employee agree to enter into an employment relationship whereby Employee will serve as the Company’s Director of Operations. Employee will report to the Company’s President and to its Chief Executive Officer. Employee will have such responsibilities and authority as are consistent with the position Director of Operations and as may be determined from time to time by the Company’s Chief Executive Officer and will generally oversee the operations of the Company’s subsidiaries. Employee agrees to devote all of his working time and efforts (except for permitted vacation periods and reasonable periods of illness and other incapacity), experience and talent, to the best of his ability, to the performance of services for the Company.
2.	Term of Employment. Employee’s term of employment under this Agreement will commence on the date this is mutually executed and continue until June 30, 2015 (the “End Date”, and such period, the “Term”), unless otherwise terminated as described in Section 5 below. There will not be any automatic renewal of this Agreement. Should Employee continue to be employed following the expiration of the Term, unless Employee enters into another employment agreement, Employee acknowledges that he will at such time be considered an at-will employee.

3.	Compensation.
a.	Base Salary. The Company will pay Employee during the Term an annual base salary in the amount of $175,000.00 (“Base Salary”). At each and every July 1 during the Term (commencing July 1, 2013), the Base Salary will be increased by not less than 5% of the Base Salary as of June 30 immediately preceding. Base Salary will be payable in accordance with the ordinary payroll practices of the Company.
b.	Bonus. Employee will be eligible each year for a discretionary bonus in addition to Employee’s Base Salary, which will be awarded in such amounts as the Company’s board of directors will determine and based upon Employee’s individual performance and the Company’s financial performance. Such bonus for any year, if any, will be paid during the 90-day period beginning February 1 of the year immediately after the year for which the bonus was earned.
c.	Options. Subject to and in accordance with the 2010 Stock Incentive Plan of Enservco Corporation (formerly Aspen Exploration Corporation) and not in replacement of any options previously granted but in addition thereto, the Company will grant to Employee an option to acquire 300,000 shares of common stock of the Company. The exercise price will equal the closing price on the second business day following the mutual execution of this Employment Agreement provided that the Employee returns to the Company a signed option agreement in the form attached hereto within seven business days thereafter, which shall also be the grant date. The option will expire five years from the date of grant. The option will vest pursuant to the following schedule provided that the Employee remains employed by, or retained as a consultant to, the Company or any of its subsidiaries as of the vesting date:
(i)	100,000 on June 1, 2013;
(ii)	100,000 on June 1, 2014; and
(iii)	100,000 on June 1, 2015.
d.	Withholding. All payments to Employee under this Agreement will be subject to withholding as required by law.
4.	Employee Benefits.
a.	Benefit Plans. During the Term, the Company will provide Employee with coverage under all employee benefit plans available to the Company’s employees to the extent permitted under any such employee benefit plan and in accordance with the terms thereof.

b.	Vacation. During the term of Employee’s employment under this Agreement, Employee will be entitled to take five weeks of paid vacation per calendar year as well as sick leave consistent with the Company’s policy in effect at the time. Vacation will be taken at times mutually satisfactory to the Chief Executive Officer and the Employee. Employee will not take vacations at times or in amounts that would materially affect Employee’s ability to perform his work duties. Up to 10 days of Employee’s paid vacation may be rolled-over each year. Employee will be entitled to payment for any unused vacation days upon termination of Employee’s employment with Company.
c.	Expenses. Employee is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement. The Company will reimburse Employee for such expenses upon presentation by Employee from time to time of appropriately itemized and approved accounts of such expenditures consistent with the Company’s policies and practices.
5.	Termination of Employment.
a.	Termination Without Cause. If Employee’s employment is terminated by the Company (other than for Cause), Employee will be entitled to accrued but unpaid Base Salary and bonus and accrued benefits (including vested options pursuant to subsection 3.c. above) through the date of termination plus he will be entitled to receive as severance six months of Base Salary from the date of termination, such amount to be paid monthly in accordance with the Company’s then current payroll practices, and all options as set forth in section 3.c. above will vest. Upon termination of Employee’s employment without cause, except for the obligations set forth in this subsection a., the obligations of the Company to make any further payments or to provide any further benefits to Employee under this Agreement will cease and terminate.
b.	Termination By Resignation. Except as set forth below, if Employee resigns for any reason, Employee will be entitled to accrued but unpaid Base Salary and bonus and accrued benefits (including vested options pursuant to subsection 3.c. above) through the effective date of Employee’s resignation. Upon termination of Employee’s employment by resignation, except for the obligations set forth in this subsection b., the obligations of the Company to make any further payments or to provide any further benefits to Employee under this Agreement will cease and terminate.
c.	Termination For Cause. The Company will have the right to terminate the employment of Employee for Cause. In the event that Employee’s employment is terminated by the Company for Cause, Employee will be entitled to receive only accrued but unpaid Base Salary and bonus and accrued benefits through the date of termination (including vested options pursuant to subsection 3.c. above). Upon termination of Employee’s employment for Cause, except as set forth in this subsection c., the obligations of the Company under this Agreement to make any further payments or to provide any further benefits to Employee will cease and terminate. As used in this Agreement, the term “Cause” means as a result of (i) any breach of any written policy of the Company; (ii) conduct involving moral turpitude, including, but not limited to, misappropriation or conversion of assets of the Company (other than immaterial assets); (iii) Employee’s conviction of, or entry of a plea of nolo contendere to, a felony; and (iv) a material breach of this Agreement.

d.	Permanent Disability. If Employee is unable to engage in the activities required by Employee’s job by reason of any medically determined physical or mental impairment which has lasted or can be expected to last for a continuous period of not less than three consecutive months (“Permanent Disability”), the Company or Employee may terminate Employee’s employment on written notice thereof, and Employee will receive accrued but unpaid Base Salary and bonus and accrued benefits (including vested options pursuant to subsection 3.c. above) through the date of termination and/or any payments under applicable employee benefit plans or programs. Upon termination of Employee’s employment by Permanent Disability, except as set forth in this subsection d., the obligations of the Company under this Agreement to make any further payments or to provide any further benefits to Employee will cease and terminate.
e.	Death. In the event of Employee’s death during the Term, Employee’s estate or designated beneficiaries will receive or commence receiving, as soon as practicable, accrued but unpaid Base Salary and bonus through the date of death and any payments under applicable employee benefit plans or programs (including vested options pursuant to subsection 3.c. above). Upon termination of Employee’s employment by death, except as set forth in this subsection e., the obligations of the Company under this Agreement to make any further payments or to provide any further benefits to Employee will cease and terminate.
6.	Nondisclosure of Confidential Information. During Employee’s employment, and for a period of one year thereafter, Employee will not, without the prior written consent of the Chief Executive Officer, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates, except (a) while employed by the Company, in the business of and for the benefit of the Company, or (b) as required by law. “Confidential Information” includes without limitation non-public information concerning the financial data, business plans, product development (or other proprietary product data), customer lists, marketing, acquisition and divestiture plans and other non-public, proprietary and confidential information of the Company. Employee or his legal representatives, heirs or designated beneficiaries must return all Confidential Information within 15 days of the termination of Employee’s employment for any reason. Employee acknowledges that this Section 6 survives the termination of Employee’s employment and is enforceable by the Company at any time, regardless of whether the Employee continues to be employed by the Company.

7.	Non-Competition and Non-Solicitation.
a.	From the date hereof through the End Date or, in the event Employee’s employment is terminated pursuant to Section 5.b. or Section 5.c. hereof, from the date hereof through the first anniversary of Employee’s termination of employment with the Company, Employee agrees that, without the prior written consent of the Chief Executive Officer, he will not (i) engage in or have any direct interest in, as an employee, officer, director, agent, subcontractor, consultant, security holder, partner, creditor or otherwise, any business in competition with the Company; (ii) cause or attempt to cause any person who is, or was at any time during the six months immediately preceding the time of the solicitation or hiring of Employee, an employee of the Company to leave the employment of the Company; or (iii) solicit, divert or take away, or attempt to take away, the business or patronage of any client, customer or account, or prospective client, customer or account, of the Company.
b.	For purposes of this Section 7, a business will be deemed to be in competition with the Company if it is in the business of providing services to oil and/or gas production companies.
c.	Employee acknowledges that this Section 7 survives the termination of Employee’s employment and is enforceable by the Company at any time, regardless of whether the Employee continues to be employed by the Company.
d.	Employee and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances with respect to both scope and duration, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court will have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court will appear not reasonable and to enforce the remainder of the covenant as so amended.
e.	Employee agrees that any breach of the covenants contained in this Section 7 would irreparably injure the Company. Accordingly, Employee agrees that the Company may, in addition to pursuing any other remedies it may have in equity, obtain an injunction against Employee from any court having jurisdiction over the matter restraining any further violation of this Agreement by Employee and cease making any payments otherwise required by this Agreement.
8.	Ownership of Intellectual Property. Employee acknowledges and agrees that all intellectual property created, acquired, adapted, modified or improved, in whole or in part, by or through the efforts of Employee during the course of his employment by the Company, including without limitation all copyrights, patents, trademarks, service marks, trade secrets, know-how or other work product in any way related to the Company’s operations and activities, are works for hire and are owned exclusively by the Company, and Employee hereby disclaims any right or interest in or to any such intellectual property.

9.	Miscellaneous.
a.	All notices and other communications required or to be given under this Agreement will be in writing and given either (i) by personal delivery against a receipted copy, (ii) by certified or registered United States mail, return receipt requested, postage prepaid, (iii) by facsimile, or (iv) by attachment to electronic mail in PDF or similar file format, at the addresses and numbers set forth on the signature page hereto or such other addresses and numbers as a party hereto may provide in accordance with this subsection a. Notice will be deemed delivered when received if by personal delivery; three days after placement with the United States Postal Service if mailed; upon receipt of a confirmation that the transmission has been successfully sent if by facsimile; and when sent if sent by electronic mail.
b.	This Agreement, along with any amendments from time to time made hereto, constitutes the full, entire and integrated agreement between the parties hereto with respect to the subject matter hereof.
c.	This contract will be binding upon and inure to the benefit of the heirs and representatives of Employee and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder will be assignable by Employee (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.
d.	Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any clause or provision of this Agreement is held illegal, invalid or unenforceable then it is the intention of the parties hereto that the remainder of this Agreement will not be affected thereby. It is also the intention of the parties to this Agreement that in lieu of each clause or provision of this Agreement that is illegal, invalid or unenforceable, there be added, as a part of this Agreement, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be legal, valid and enforceable.
e.	The respective rights and obligations of the parties hereunder will survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this subsection e. are in addition to the survivorship provisions of any other section of this Agreement.
f.	No provision of this Agreement may be amended, waived or otherwise modified without the prior written consent of all of the parties hereto.

g.	The waiver by any party hereto of a breach of any provision or condition contained in this Agreement will not operate or be construed as a waiver of any subsequent breach or of any other conditions hereof.
h.	This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument.
i.	This Agreement is effective on the later of the dates that it is signed as indicated below, or the date that it is approved by the Company’s Board of Directors.
j.	This Agreement was made in the state of Colorado, and will be governed by, construed, interpreted and enforced in accordance with the laws of the state of Colorado.

Signature Page
to Employment Agreement

The parties hereto have executed or caused to be executed this Employment Agreement effective as of the date first above written.

Company:

Enservco Corporation
May __, 2012
By: /s/ Rick D. Kasch
Rick D. Kasch, President

Employee:

May __, 2012
/s/ Austin Peitz
Austin Peitz